                                    AGREEMENT

         THIS AGREEMENT is made and entered into this 24th day of February, 2004, by and between BellSouth Corporation, a Georgia corporation ("Company"), and Mark L. Feidler ("Executive") (each, a "Party" and, collectively, the "Parties"):

REASONS FOR THIS AGREEMENT. Executive previously served as Company's President - Wireless Services, having overall responsibility for Company's domestic mobile wireless voice and data businesses. Company and SBC Communications Inc. ("SBC") combined their respective domestic mobile wireless voice and data services businesses in 2000 into the newly-formed entities Cingular Wireless LLC and Cingular Wireless Management Corp. (collectively "Cingular"). In connection with the formation of Cingular, Executive left Company's employ and joined Cingular as its Chief Operating Officer. On December 31, 2003, Executive separated from employment with Cingular and returned to work for Company, effective as of January 1, 2004, as its Chief Staff Officer. In this capacity, Executive reports to Company's Chief Executive Officer and has overall responsibility for the following functions: Advertising and Public Relations; the Corporate Secretary, Corporate Compliance, Audit and Real Estate; Strategic Planning and Development, and Mergers and Acquisitions; Diversity; Intellectual Property; and Corporate Aviation; and such different or additional responsibilities as may be assigned to Executive by Company's Board of Directors from time to time.

         In connection with Executive's return to Company, Executive and Company entered into an agreement dated December 16, 2003, that described certain long-term performance awards to which Executive is entitled and certain supplemental payments to which Executive may become entitled (both, in replacement of long-term compensation awards from Cingular that were forfeited upon Executive's termination of employment with Cingular) as an employment inducement, that acknowledged and confirmed certain rights and entitlements of Executive under Company non-qualified executive benefit and compensation plans, that coordinated transition of Executive's benefits from Cingular to Company and that provided severance protection in the event Executive's employment is terminated under certain circumstances. That agreement also imposed certain reasonable restrictions on Executive's activities designed to protect Company's legitimate business interests and Confidential Information. Executive and Company now desire to amend and restate, and replace in its entirety, the prior agreement with this Agreement.

         Executive acknowledges that Company and Affiliated Companies have disclosed or made available and in the future will disclose and make available Confidential Information to Executive, which could be used by Executive to Company's or Affiliated Companies' detriment. In addition, in connection with his employment, Executive has developed and in the future will develop important relationships and contacts with employees and customers valuable to Company and Affiliated Companies.

         Executive further acknowledges that the covenant not to compete and other restrictive covenants in this Agreement are fair and reasonable, that enforcement of the provisions of this

Agreement will not cause him undue hardship, and that the provisions of this Agreement are reasonably necessary and commensurate with the need to protect Company and Affiliated Companies and their business interests and property from irreparable harm.

         AGREEMENT. In consideration of the mutual promises contained in this Agreement including, among other things, substantial additional compensation and benefits to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:

         1. EFFECTIVE DATE. This Agreement shall be effective as of January 1, 2004.

         2. SPECIAL LONG-TERM AWARDS RELATED TO FORFEITED CINGULAR LONG-TERM COMPENSATION. As an inducement to Executive to return to work with Company, and in replacement of certain long-term compensation that Executive forfeited upon termination of employment with Cingular, Company has, as of the Effective Date (or as soon as administratively practicable thereafter), made the following long-term grants pursuant to the terms of the Stock Plan to Executive.

                  (a) RESTRICTED SHARES AWARD. Company granted to Executive an award of twenty-nine thousand three hundred (29,300) Restricted Shares (as such term is defined in the Stock Plan) with a vesting date of December 31, 2005, and subject to additional terms and conditions identical or substantially similar to those applicable to standard Restricted Shares awards made to similarly situated Company executives under Company's 2003 long-term compensation program for officers.

                  (b) STOCK OPTIONS AWARD. Company granted to Executive one hundred eighty-four thousand four hundred (184,400) Non-Qualified Stock Options (as such term is defined in the Stock Plan) at Fair Market Value (as such term is defined in the Stock Plan) on the grant date, and subject to additional terms and conditions identical or substantially similar to those applicable to standard Non-Qualified Stock Options awards made to Company executives under Company's 2003 long-term compensation program for officers.

                  (c)      PERFORMANCE SHARES AWARDS. Company granted to
Executive: (i) seventeen thousand one hundred (17,100) Performance Shares (as such term is defined in the Stock Plan), subject to terms and conditions identical or substantially similar to those applicable to standard Performance Shares awards made to Company executives under Company's 2002 long-term compensation program for officers; and (ii) twenty-nine thousand three hundred (29,300) Performance Shares subject to terms and conditions identical or substantially similar to those applicable to standard Performance Shares awards made to Company executives under Company's 2003 long-term compensation program for officers.

                           Nothwithstanding anything to the contrary in the
Stock Plan or a grant agreement with respect to the awards described in subsections (a), (b) and (c) above of this Section 2, in the event that Executive's employment is terminated under circumstances described in Section 8 of this Agreement prior to the date(s) on which any such award otherwise vests, each such award shall be immediately vested, such that (i) non-vested Non-Qualified Stock Options immediately become exercisable and remain exercisable for their full original term, (ii) restrictions on non-vested Restricted Shares are removed and such shares are released to Executive, and (iii) non-vested Performance Shares remain outstanding and pay-out in such amounts and at such times as payments would have made had Executive's employment not terminated.

         3. SUPPLEMENTAL EQUITY AWARDS RELATED TO FORFEITED CINGULAR LONG-TERM COMPENSATION. In connection with the long-term compensation awards from Cingular that were forfeited upon termination of Executive's Cingular employment, in addition to the special long-term awards made to Executive under
Section 2 of this Agreement, Executive shall be entitled to awards of shares of Company common stock, par value $1 per share ("Company common stock"), as described below in this Section 3.

                  (a)      As of March 1, 2005, Company shall award to
Executive:

                           (i) a number of shares of Company common stock determined by dividing two hundred sixty two thousand eight hundred seven and 93/100 dollars ($262,807.93) by the Fair Market Value of a share of Company common stock on such date, rounded to the next highest full share; provided, however, that if the Fair Market Value of a share of Company common stock on March 1, 2005, is less than $28.24, the numerator described above shall instead equal the product of (A) the amount by which such Fair Market Value exceeds $22.46, multiplied by (B) 45,468.5l; plus

                           (ii) a number of shares of Company common stock determined by dividing two hundred twenty five thousand two hundred eighty-one and 16/100 ($225,281.16) by the Fair Market
                                    Value of a share of Company common stock on such date, rounded to the next highest full share; provided, however, that if the Fair Market Value of a share of SBC common stock on March 1, 2005, is less than $26.19, such payment shall instead equal the product of
                                    (A) the amount by which such Fair Market
                                    Value exceeds $21.38, multiplied by (B)
                                    46,836.

                  (b)      As of March 1, 2006, Company shall award to
Executive:

                           (i) a number of shares of Company common stock determined by dividing two hundred sixty two thousand eight hundred seven and 93/100 dollars ($262,807.93) by the Fair Market Value of a share of Company common stock on such date, rounded to the next highest full share; provided, however, that if the Fair Market Value of a share of Company common stock on March 1, 2006, is less than $28.24, the numerator described above shall instead equal the product of (A) the amount by which such Fair Market Value exceeds $22.46, multiplied by
                                    (B) 45,468.5; plus

                           (ii) a number of shares of Company common stock determined by dividing two hundred twenty five thousand two hundred eighty-one and 16/100 dollars ($225,281.16) by the Fair
                                    Market Value of a share of Company common stock on such date, rounded to the next highest full share; provided, however, that if the Fair Market Value of a share of SBC common stock on March 1, 2006, is less than $26.19, the numerator described above shall instead equal the product of (A) the amount by which such Fair Market Value exceeds $21.38, multiplied by (B) 46,836.

                  (c) Notwithstanding the foregoing, in the event that Executive's employment is terminated under circumstances described in Section 8 below prior to one or both of the award dates described above, Executive's entitlement to any such awards not previously made, and the amount of any such payment, shall be determined as of Executive's termination of employment instead of the date(s) specified above.

                  (d) The awards of Company common stock, if any, to be made under this Section 3 shall be made in unrestricted shares, delivered to Executive net of all applicable withholdings, as soon as practicable following the date specified above as of which entitlement to each such award arises.

         4. 2003 BONUS. Company shall pay to Executive the amount, if any, by which (a) the standard award applicable to Executive under Cingular's short-term bonus plan for 2003 multiplied by the greater of (i) one hundred percent (100%) or (ii) the percentage payable under the bonus plan based on actual performance results for the year, exceeds (b) the amount actually paid to Executive by Cingular under its bonus plan for 2003. The payment described in this Section 4 shall be made in a single lump sum as soon as administratively practicable after the date on which Cingular makes payment to its officers for 2003 under its bonus plan and shall be subject to all applicable withholdings.

         5.       EXECUTIVE BENEFITS.

                  (a) All benefits of Executive accrued prior to the Effective Date under the BellSouth Corporation Nonqualified Deferred Compensation Plan, the BellSouth Nonqualified Deferred Income Plan, the BellSouth Corporation Supplemental Executive Retirement Plan, the BellSouth Split-Dollar Life Insurance Plan and the BellSouth Supplemental Life Insurance Plan shall be and remain fully vested and nonforfeitable, and shall be determined as if Executive upon termination of employment with Cingular had been eligible for a service pension under the terms and conditions of the BellSouth Personal Retirement Account Pension Plan.

                  (b) All benefits of Executive accrued on or after the Effective Date under the plans referenced in Section 5(a) above and under all other non-qualified executive compensation and benefit plans of Company (including those adopted or amended from time to time hereafter) shall not be subject to the provisions of Section 5(a) above, but (to the extent permitted by applicable law) shall be determined as if Executive's period of employment with Cingular had been a period of employment with Company, and shall be offset by the amount of any compensation or benefits payable to Executive under a similar type plan of Cingular.

         6. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. In the event that either (i) Executive remains in the continuous employ of Company (or of a related entity to which Executive may have been assigned by Company) through December 31, 2008, or (ii) Executive's employment is terminated under circumstances described in Section 8 below, Executive shall entitled to benefits under the BellSouth Corporation Supplemental Executive Retirement Plan ("SERP") determined by adding ten (10) years to Executive's Vesting Service Credit (as such term is defined in SERP) as of the date Executive's employment terminates.

         7. TERMINATION ALLOWANCE. In the event Executive's employment is terminated under circumstances described in Section 8 below, Company shall pay to Executive (or, in the event of Executive's death, to his estate) a termination allowance. The termination allowance shall be an amount equal to the sum of (a) two hundred percent (200%) of Executive's Base Salary in effect on the date of Executive's termination of employment, plus (b) two hundred percent (200%) of the standard award amount applicable to Executive under the BellSouth Short Term Incentive Award Plan for the year in which his date of termination occurs, less all applicable withholdings, payable in a single lump sum payment. Payment of the termination allowance shall be made as soon as practicable following Executive's termination of employment under circumstances entitling him to such payment, and satisfaction of all conditions described in this Agreement on Executive's entitlement to such payment. For purposes of this Agreement, "Base Salary" shall refer to the gross annual base salary payable to Executive including (i) the amounts of any before-tax contributions made by Executive from such salary to the BellSouth Retirement Savings Plan, or any other tax-qualified cash or deferred arrangement sponsored by Company, and (ii) the amount of any other deferrals of such salary under any nonqualified deferred compensation plan(s) maintained by Company.

         8. RELEVANT CIRCUMSTANCES. Executive's employment shall be deemed to have been terminated under circumstances described in this Section 8 only if:

                  (a) Executive's employment is terminated (and Executive is not transferred to or reemployed by an Affiliated Company) (1) by Company, other than for Cause, or (2) by Executive for Good Reason, and Executive executes a release satisfying the terms of Section 9(b) of this Agreement;

                  (b) Executive's employment is terminated by reason of Executive's Disability, and Executive executes a release satisfying the terms of
Section 9(b) of this Agreement; or

                  (c) Executive's employment is terminated by reason of Executive's death.

         9.       DISCHARGE AND WAIVER.

                  (a) Executive fully releases and forever discharges Company and Affiliated Companies, and any employee, officer, director, representative, agent, successor or assign of Company and Affiliated Companies (both in their personal and official capacities), and all persons acting by, through and under or in concert with any of them, from any and all claims, demands, causes of action, remedies, obligations, costs and expenses of whatever nature, whether under the common law, state law, federal law (including but not limited to the Age Discrimination in Employment Act of 1967) or otherwise, through the date of this Agreement, including those arising from or in connection with the terms and conditions of employment with Company (and Affiliated Companies; provided, however, that this release shall not apply to any rights Executive may have under articles, by-laws or other agreements by or with respect to Company or its affiliates or any rights Executive may have with respect to directors' and officers' liability insurance or other errors and omissions insurance policies maintained by Company or any of its affiliates. This paragraph is not intended to and shall not affect benefits to which Executive may be entitled under any pension, savings, health, welfare, or other benefit plan in which Executive is a participant.

                  (b) Furthermore, Company's obligations under this Agreement upon termination of Executive's employment, and Executive's entitlement to any such benefits, are expressly conditioned upon execution by Executive, upon termination of his employment, of a release agreement substantially in the form of the release agreement attached to this Agreement as Exhibit "A," which is incorporated herein by this reference.

         10. COVENANT NOT TO SUE. Executive covenants and agrees not to make or file any claim, demand or cause of action or seek any remedy of whatever nature, whether under the common law, state law, federal law or otherwise, arising from or in connection with the matters discharged and waived in Section 9, above. Notwithstanding the foregoing, in the event Executive files a charge or lawsuit under the Age Discrimination in Employment Act of 1967 ("ADEA") and thereby challenges the validity of the release described in Section 9, such charge or lawsuit will not be considered a breach of this Section 10.

         11. CONFIDENTIAL INFORMATION. Executive agrees to protect Confidential Information from misuse or unauthorized disclosure. In addition to complying with all applicable laws governing trade secret and confidential information disclosure, Executive will not (i) use, except in connection with work for Company or Affiliated Companies, or threaten to use, or (ii) disclose, communicate or give others access to (orally, in writing, electronically or digitally) or threaten to disclose, communicate or give other access to any Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean information, whether generated internally or externally, whether in written, oral, digital, electronic or any other form or format, relating to Company's or Affiliated Companies' businesses that derives economic value, actual or potential, from not being generally known to other Persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, studies and analyses, technical or nontechnical data, programs, patterns, compilations, devices, methods, models (including cost and /or pricing models and operating models), techniques, drawings, processes, employee compensation data, and financial data (including marketing information and strategies and personnel data). For purposes of this Agreement, Confidential Information does not include information that is not a trade secret three (3) years after termination of Executive's employment with Company, but shall continue to include trade secrets as long as information remains a trade secret under applicable law. Executive acknowledges that any use of, reliance upon, disclosure or other misappropriation of Confidential Information inconsistent with the terms of this Agreement (including without limitation acceptance by Executive of a position in which the inevitability of such use, reliance, disclosure or misappropriation is reasonably anticipated) would result in material and irreparable damage and injury to Company or Affiliated Companies.

         12. LIMITATION ON COMPETITION. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company, and during the one (1) year after any termination of his employment, Executive agrees not to provide any "Services" (as defined in the third paragraph of this Section 12 to any Person that competes directly with Company or Affiliated Companies, whether Executive provides the Services as an employee, consultant, independent contractor, advisor or director. After the termination of Executive's employment, the foregoing covenant shall restrict Executive's actions only with respect to competition in the Territory.

         For purposes of this Agreement, the term "Territory" shall mean the geographical territory consisting of those counties and parishes in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee listed on Exhibit "B" attached hereto and incorporated by reference herein, which the Parties acknowledge represents geographical territories in which Executive, as of the Effective Date, has responsibility for providing Services to Company and Affiliated Companies. The Parties also acknowledge that the entire Territory consists of geographical territories in which Company and Affiliated Companies, directly or indirectly, are conducting business on the Effective Date. In an effort to impose reasonable limitations on the scope of the Territory, Company has not required that Executive comply with the covenant in this Section 12 in all geographical areas where the Company and Affiliated Companies are licensed to conduct business and are conducting business, even though the Parties acknowledge that Executive is performing Services throughout that entire area. Executive agrees that because of the widespread nature of Company's business and the fact that, as one of the most senior executives in the Company Executive's employment responsibilities extend to all areas where Company and Affiliated Companies operate, Executive's engaging in competitive activity anywhere in the Territory would irreparably injure Company or Affiliated Companies and that, therefore, a more limited geographic restriction is neither feasible nor appropriate.

         For purposes of this Agreement, the term "Services" shall mean services which Executive as of the Effective Date is responsible for providing to Company and Affiliated Companies, which Executive acknowledges consists of providing management, administrative and advisory services related to business planning and operations with respect to the communications services business, consisting of wireline (local exchange, exchange access and intraLATA toll) telecommunications services, systems and products, wireless (cellular, personal communications service, and mobile data) communications services, systems and products, electronic commerce or communications (internet and web based applications), data transmission and networking, entertainment services, systems and products, paging services, systems and products, and telecommunications directory advertising and publishing.

         Executive represents and warrants that Executive's education, training and experience are such that this Section 12 will not jeopardize or significantly interfere with Executive's ability to secure other gainful employment.

         13. LIMITATION ON SOLICITATION OF COMPANY PERSONNEL. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, while employed by Company or an Affiliated Company and during a period of two (2) years after any termination of his employment, Executive will not, directly or indirectly, induce or solicit any employee or other personnel, director, advisor or independent contractor of Company or any Affiliated Company to sever his or its relationship with Company or the Affiliated Company, or recruit or attempt to recruit such parties to enter into a substantially similar relationship with another business; provided, however, that after termination of Executive's employment this restriction shall apply only to parties with whom Executive had material contact within two (2) years prior to the termination of his employment. However, Executive may hire or otherwise engage on behalf of himself or on behalf of any company or entity any party who terminated his or its relationship with the Company or an Affiliated Company without any inducement or attempted inducement or solicitation by Executive.

         14. LIMITATION ON SOLICITATION OF CUSTOMERS. In consideration of the additional payments, benefits and other rights that are being provided to Executive under this Agreement, during the period of eighteen (18) months after any termination of his employment, Executive will not solicit or induce, directly or indirectly, any Customers for the purpose of providing products or services within the Territory that Company or Affiliated Companies provide. For purposes of this Agreement, "Customers" shall mean actual (or actively and directly sought prospective) customers, suppliers, and retailers of Company or Affiliated Companies in the Territory (1) with whom Executive dealt, directly or indirectly, on behalf of Company or Affiliated Companies, or (2) whose dealings with Company or Affiliated Companies were coordinated or supervised by Executive.

         15. INTERPRETATION; SEVERABILITY OF INVALID PROVISIONS. Executive acknowledges and agrees that the limitations described in this Agreement, including specifically the limitations upon his activities, are reasonable in scope, are necessary for the protection of Company's and Affiliated Companies' business, and form an essential part of the consideration for which this Agreement has been entered into. It is the intention of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable laws and public policies. Nonetheless, the rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge Company's or Affiliated Companies' rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company's or Affiliated Companies' rights under this Agreement. Executive agrees that the existence of any claim by Executive against Company or any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company or any Affiliated Company of any or all of such provisions or covenants.

         16.      RELIEF.

                  (a) The Parties acknowledge that a breach or threatened breach by Executive of any of the terms of this Agreement would result in material and irreparable damage and injury to Company or Affiliated Companies, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Company and Affiliated Companies shall be entitled to injunctive relief in the event of Executive's breach or threatened breach of any of the terms contained in this Agreement. In the event of any breach or threatened breach of this Agreement by Executive, if Company or any Affiliated Company should employ attorneys or incur other expenses for the successful enforcement of any obligation or agreement of Executive contained herein, Executive agrees that, on demand and to the extent permitted by law, Executive shall reimburse Company or the Affiliated Company for its reasonable attorneys' fees and such other reasonable expenses so incurred.

                  (b) In the event that Executive fails to comply with the terms of Section 11, Section 12, Section 13 or Section 14 of this Agreement, then, in addition to all other rights and remedies available to Company and Affiliated Companies under this Agreement or at law or in equity:

                           (i) all amounts otherwise payable by Company or an Affiliated Company to (or on behalf of) Executive pursuant to the terms of this Agreement for periods subsequent to the date of such failure shall be forfeited and Company and Affiliated Companies shall cease to be under any further obligation to Executive with respect to the compensation and benefits described in this Agreement;

                           (ii) Executive shall refund to Company promptly any and all amounts previously paid to or on behalf of Executive pursuant to the terms of this Agreement for periods subsequent to the occurrence of such failure; and

                           (iii) Executive shall promptly return to Company all shares of Company's common stock delivered to Executive pursuant to the Restricted Shares award described in Section 2(a) of this Agreement plus, if any of such shares shall have been previously disposed of, a cash amount equal to the proceeds from such disposition (or the fair market value of such shares on the date of such disposition, if disposed of for less than fair market value).

         17. ARBITRATION. Except for the right to seek temporary restraint or interim injunctive relief from a court of competent jurisdiction (as provided in Section 16), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of any provision hereof (collectively, a "Claim") shall be settled by arbitration pursuant to the National Rules for the Resolution of Commercial Disputes of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the Parties. If the Parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the Parties. Any such arbitration shall be conducted in Atlanta, Georgia.

         The Parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

                  /s/ RDS                            /s/ MLF
                  --------------                     -----------
                  Company                            Executive

         18. AGREEMENT BINDING. This Agreement shall be binding upon and inure to the benefit of Company and Affiliated Companies, and their successors, assignees, and designees, and Executive and Executive's heirs, executors, administrators, personal representatives and assigns.

         19. ENTIRE AGREEMENT; PREVIOUS AGREEMENT. This Agreement and all exhibits to this Agreement (which are incorporated into the Agreement by reference) contain the entire agreement between the Parties and no statements, promises or inducements made by either Party, or agent of either Party, which are not contained in this Agreement shall be valid or binding; provided, however, that the matters dealt with herein supersede the terms of Company benefit plans and agreements between the Parties entered into pursuant to such plans only to the extent the provisions of such plans and related agreements are inconsistent with this Agreement and other provisions of such plans and related agreements not inconsistent with this Agreement are not affected. This Agreement may not be enlarged, modified or altered except in writing signed by the Parties.

         20. NONWAIVER. The failure of Company or any Affiliated Companies to insist upon strict performance of the terms of this Agreement, or to exercise any option herein, shall not be construed as a waiver or a relinquishment for the future of such term or option, but rather the same shall continue in full force and effect.

         21. NOTICES. All notices, requests, demands and other communications required or permitted by this Agreement or by any statute relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class, certified mail, postage prepaid, addressed to Company or Executive at the address reflected a Exhibit "C" attached hereto and incorporated herein by this reference.

         22. NONDUPLICATION. Notwithstanding any other provisions of this Agreement, if Executive becomes entitled to benefits under Article III of the CIC Agreement, the severance benefits described in Article III(a) of the CIC Agreement shall be in lieu of any termination allowance to which Executive is otherwise entitled under Section 7 of this Agreement. Except as otherwise specifically provided in this Section 22, both this Agreement and the CIC Agreement shall continue in full force and effect, and Article X(e) of the CIC Agreement shall be interpreted consistently herewith.

         23. NONDISCLOSURE. Executive shall not disclose the existence or terms of this Agreement to any third party (excluding Executive's spouse and children), except to receive advice of legal counsel, financial advisors or tax advisors (who shall also be required to maintain its confidentiality) or to comply with any statutory or common law duty; provided that these restrictions on disclosure shall not apply to the extent that the existence of this Agreement are disclosed by Company or any Affiliated Company as part of its periodic public filings and disclosures or otherwise.

         24. EMPLOYMENT RIGHTS. Company and Executive mutually acknowledge and agree that this Agreement is not intended to and shall not bind either party to an employment relationship of any fixed or minimum duration such that, in the absence of an express written agreement to the contrary, Executive's employment is "at will" and either party shall have the right to terminate the employment relationship for any reason and at any time. Furthermore, Executive shall be subject to the same general terms and conditions of employment as other Company employees.

         25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         26. GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of Georgia. Executive has been advised to consult with an attorney, acknowledges having had ample opportunity to do so and fully understands the binding effect of this Agreement. In this regard, Executive acknowledges that a copy of this Agreement was provided to Executive for review and consideration for up to twenty-two (22) days. Further, Executive understands that this Agreement may be revoked by Executive within seven (7) days from the date of execution of this Agreement. Executive further acknowledges that he is a sophisticated businessperson and that given his opportunity to review, negotiate and reject this Agreement, has bargaining power equal to that of the Company. Therefore, the provisions of this Agreement shall not be construed against Company.


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

         27. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning specified below:

                  (a) "AFFILIATED COMPANIES" - shall mean those subsidiaries and affiliates of Company listed on Exhibit "D" attached hereto and incorporated herein by this reference and any direct successors to those companies through acquisition or merger or by way of name change.

                  (b) "BASE SALARY" - shall have the meaning ascribed to such term in Section 7 of this Agreement.

                  (c) "CAUSE" - shall mean Executive's (i) engaging in an act (or acts) of willful dishonesty involving Company or Affiliated Companies or their business(es) that is demonstrably injurious to Company or Affiliated Companies; (ii) refusal or willful failure to follow reasonable instructions of Company's Chief Executive Officer or Board of Directors; or (iii) conviction of a crime classified as a felony.

                  (d) "CIC AGREEMENT" - shall mean the Executive Severance Agreement to be entered into by and between Executive and Company effective as of the Effective Date (in substantially the form attached hereto as Exhibit "E"), providing certain benefits in the event of a change in corporate control of Company, as amended from time to time.

                  (e) "CONFIDENTIAL INFORMATION" - shall have the meaning ascribed to such term in Section 11 of this Agreement.

                  (f) "CUSTOMERS" - shall have the meaning ascribed to such term in Section 14 of this Agreement.

                  (g) "DISABILITY" - shall mean an illness, injury or other incapacity which qualifies Executive for long-term disability benefits under the principal management long-term disability plan of Company.

                  (h) "EFFECTIVE DATE" - shall have the meaning ascribed to such term in Section 1 of this Agreement.

                  (i) "FAIR MARKET VALUE" - shall mean for any day, the average of the high and low daily sale prices of a share of Company or SBC (as the case may be) common stock on the New York Stock Exchange for that day or, if there are no sales on such day, for the most recent prior day on which a share of Company or SBC (as the case may be) common stock was sold; provided, however, that such price(s) shall be adjusted as appropriate in order to prevent dilution or enlargement of Executive's entitlements as a result of a corporate transaction or transactions (including without limitation recapitalizations, forward or reverse splits, reorganizations, mergers, consolidations, spin-offs, dividends or other distributions, repurchases or share exchanges) involving Company or SBC (as the case may be).


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

                  (j) "GOOD REASON" - shall mean the occurrence, without Executive's express written consent, of any of the following circumstances: (i) diminution in the status or responsibilities of Executive's position, involving assignment of Executive to a lower compensation band, from those which existed immediately prior to such diminution; (ii) a reduction in Executive's Base Salary as in effect immediately prior to such reduction or the failure to pay a bonus award to which Executive is otherwise entitled under any of the short term or long term incentive plans in which Executive is otherwise entitled under any of the short term or long term incentive plans in which Executive participates (or any successor incentive compensation plans) at the time such awards are usually paid; (iii) Executive becoming entitled to types or amounts of other compensation and benefits which are materially less (or materially less valuable) than the types or amounts of such compensation and benefits provided to other similarly situated officers; or (iv) a change in the principal place of Executive's employment requiring relocation outside the Atlanta, Georgia metropolitan area.

                  (k) "PERSON" - shall mean any individual, corporation, limited liability entity, bank, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental or other legal or business entity.

                  (l) "SERP" - shall have the meaning ascribed to such term in Section 6 of this Agreement.

                  (m) "SERVICES" - shall have the meaning ascribed to such term in Section 12 of this Agreement.

                  (n) "STOCK PLAN" - shall mean the Amended and Restated BellSouth Corporation Stock Plan, Effective April 24, 1995, As Amended.

                  (o) "TERRITORY" - shall have the meaning ascribed to such term in Section 12 of this Agreement.


         IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized representative, and Executive has executed this Agreement, as of the date written above.

EXECUTIVE:                              BELLSOUTH CORPORATION:



Mark L. Feidler                         By:  /s/ Richard D. Sibberson
--------------------------                 ------------------------------------
MARK L. FEIDLER                         Title:  VP - Human Resources
                                              ---------------------------------


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